News Release

CONTACT
Matthew Maurer, Blackboard Inc.
(202) 463-4860 ext. 2637 or matthew.maurer@blackboard.com

Blackboard, Desire2Learn Announce Patent Cross License Agreement and Settlement of Litigation

WASHINGTON, D.C. AND KITCHENER, ONTARIO – December 15, 2009 – Blackboard Inc. (NASDAQ: BBBB) and Desire2Learn Incorporated (Desire2Learn) announced today that the companies have reached an agreement to license each other’s worldwide e-learning patent portfolios and settle all outstanding litigation between them. Under the terms of the Agreement, the companies will dismiss their pending litigation.

“We are pleased to have resolved our differences with Desire2Learn,” said Michael Chasen, President and CEO of Blackboard. “Bringing this matter to resolution is in the best interests of both of our organizations, our respective clients and the broader education community.”

“We’re pleased to enter this agreement, and believe it is in the best interests of the educational community,” said John Baker, President and CEO of Desire2Learn. “We will continue to focus our attention on our clients, as well as the development of our products and services.”

Additional details of the settlement were not disclosed.

For more information about Blackboard, please visit http://www.blackboard.com.

About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

About Desire2Learn Incorporated
Desire2Learn is a world-leading provider of enterprise eLearning solutions that enable institutions and other organizations to create teaching and learning environments that reflect their vision, values, goals, pedagogical approaches and branding. Founded in 1999, Desire2Learn has subsidiaries, offices and personnel located in North America, the U.K. and Australia. Desire2Learn supports more than five million learners worldwide and clients include higher education, K-12, as well as associations, government and other leading organizations. For more information, visit: www.Desire2Learn.com, call 1.519.772.0325 or toll-free 1.888.772.0325 (within North America), 0808.234.6744 (U.K.) and +61 412 067 308 (Australia).

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-Q filed on November 6, 2009 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of December 15, 2009. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to December 15, 2009.